Exhibit 10.4.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), made effective as of May 15, 2006, is entered into by Intercept Pharmaceuticals, Inc. (the “Company”) and Mark Pruzanski (“Executive”).

WHEREAS, the Company and Executive desire to enter into an employment contract which will supersede any prior employment agreements between the Company and Executive.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties agree as follows:

1.    Term of Employment. The Company hereby agrees to continue to employ Executive, and Executive hereby accepts continued employment with the Company, upon the terms set forth in this Agreement, for the period commencing on May 15, 2006 (the “Commencement Date”) and ending on May 14, 2007, unless sooner terminated in accordance with the provisions of Section 5 (such period, the “Initial Term”); provided, however, that on each anniversary of the Commencement Date, the term of employment under this Agreement shall be automatically extended for an additional one-year period (each such period, a “Subsequent Period”) unless terminated sooner pursuant to Section 5 or if, at least ninety (90) days prior to the applicable anniversary date, either Executive or the Company provides written notice to the other party electing not to extend. The Initial Term together with each Subsequent Term, if any, are referred to hereinafter as the “Agreement Term.”

2.    Title; Capacity. During the Agreement Term, the Company will employ Executive as its President and Chief Executive Officer to perform the duties and responsibilities inherent in such position and such other duties and responsibilities as the Board of Directors of the Company (the “Board”) shall from time to time reasonably assign to him. Within ninety (90) days of the Commencement Date, and on an annual basis thereafter, the Board, in consultation with Executive, will set reasonably attainable, specific goals in connection with buildout, hiring, clinical trials and the like, pursuant to the Operating Plan of the Company as in effect from time to time. Executive shall report directly to the Chairman of the Board and shall be subject to the supervision of, and shall have such authority as is delegated to him, by the Board, which authority shall be sufficient to perform his duties hereunder. Executive initially will be based at the Company’s headquarters in New York, New York. Subject to Section 5.3 below, the location of Executive’s employment is subject to change during the course of the Agreement Term as determined by the Board in consultation with Executive. In order to perform his job duties and serve the best interests of the Company, Executive may be required to travel to and from Italy on a frequent basis, and to such other places as may be determined by the Board in consultation with Executive. Executive hereby accepts such employment and agrees to undertake the duties and responsibilities inherent in such position and such other duties as may be reasonably assigned to him. Executive shall devote his full business time, energies, skills and attention in the performance of the foregoing services; provided, that Executive may accept other board memberships and participate in charitable organizations and may manage his personal investments so long as such activities do not impair or otherwise interfere with Executive’s ability to devote the required time, energies, skills and attention to perform his duties and responsibilities hereunder.

3.    Member of the Board. Upon commencement of the Agreement Term, the Company will use its best efforts to cause Executive to be elected to serve as a director of the Board and, throughout the Agreement Term, as a member of the board of directors of any affiliate or subsidiary of the Company. Executive’s participation on any committee of the Company or any subsidiary or affiliate of the Company shall be determined by the Board in its sole discretion. Immediately upon termination of Executive’s employment with the Company for any reason, if so requested by the Board, Executive will resign any and all positions held by him, whether as an officer of the Company or director on the Board or on the board of directors of any subsidiary or affiliate of the Company or as a member of any committees thereof.

4.    Compensation and Benefits.

4.1           Salary. The Company shall pay Executive an initial annualized base salary of $300,000, payable in accordance with the Company’s regular payroll practices. Such base salary shall be subject to annual review and increase (but not decrease) as may be determined and approved by the Board or the Company’s Compensation Committee in its sole discretion. Such annual review will take into account increases in the cost-of-living, among other things, and will be completed by March 1 in each year beginning with March 1, 2007.

4.2           Bonuses. At the end of a given fiscal year, Executive will be eligible to receive a bonus equal to up to 35% of his base salary in effect at the end of such fiscal year. The amount of any such bonus shall be based on factors including, but not limited to, Executive’s achievement, as determined by the Board in its sole discretion, of reasonable goals and milestones established in advance by the Board in consultation with Executive. The period for calculation of the bonus shall be consistent with the Company’s fiscal year. The goals and milestones will be established by the Board in consultation with Executive and communicated to the Executive within thirty (30) days of the start of the new fiscal year, or in the case of the 2006 fiscal year, within ninety (90) days of the Commencement Date. Such bonus, if any, will be paid to Executive on or before March 1 of the immediately succeeding fiscal year. The bonus shall be paid in cash; provided that, if requested by Executive and approved by the Board, some or all of the bonus may be paid in options or restricted stock (valued at the fair market value thereof), or any combination of the foregoing.

4.3           Stock Options.

(a)          Subject to the provisions of Section 4.3(c), and contemporaneously with the execution of this Agreement, the Company shall award Executive a stock option under its 2003 Stock Incentive Plan (the “2003 Plan”) to purchase 750,000 shares of the Company’s common stock at a per share exercise price of $1.70 (the “Option”), such amount being the fair market value of one share of the Company’s common stock on the date hereof. The Option will be evidenced in writing by a stock option agreement in form and substance mutually satisfactory to the Board (or the Compensation Committee thereof) and Executive, which agreement shall include customary provisions and provide, among other things for (i) vesting as described in Section 4.3(b) below, (ii) acceleration of vesting and exercisability upon a Change in Control (as defined in Section 6.3(b)) or the termination of Executive’s employment (except if such termination is by Executive by reason of non-renewal of the Agreement Term pursuant to Sections 1 and 5.1, by the Company for Cause (as defined in Section 5.2), or by Executive without Good Reason (as defined in Section 5.3)), (iii) cashless exercise, and (iv) a ten-year exercise period, subject to early termination in the event of Executive’s termination of employment (in which event, the exercise period shall terminate no sooner than the third-year anniversary of such termination, depending on the circumstances thereof).

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(b)          The Option shall vest as follows:

(i)          One-half of the Option (i.e., 375,000 shares) (the “First Half”) shall vest as to 50% of the shares on May 15, 2007 and as to the remaining shares in 36 equal monthly installments commencing on June 15, 2007.

(ii)         One-half of the Option (i.e., 375,000 shares) (the “Second Half”) shall vest with respect to the Catch Up Shares (as defined below) as of the occurrence of the Second Closing (as such term is defined in the Stock Purchase Agreement, dated as of May 8, 2006, among the Company and the several parties thereto) and as to the remaining shares (i.e., 375,000 less the Catch Up Shares) in such number of equal monthly installments as remain subject to vesting with respect to the First Half of the Option pursuant to Section 4.3(b)(i) above, the result being that, after the occurrence of the Second Closing, the vesting schedule of the Second Half shall mirror that of the First Half. For purposes of this Section 4.3(b)(ii), the term “Catch Up Shares” means the number of shares which have vested with respect to the First Half of the Option as of the Second Closing.

At the sole discretion of the Board or the Company’s Compensation Committee, additional stock options or other stock awards may be granted to Executive from time to time. The option agreements with respect to all options described herein will, among other things, have a ten (10) year term and provide for acceleration and accelerated exercisability in certain events as more fully provided for in the option agreements with Executive. Such options will also be exercisable by payment of cash or on a “cashless” basis and shall have other customary terms and conditions.

(c)          No non-statutory stock option granted pursuant to Section 4.3(a) will contain any term or provision that is inconsistent with the provisions of Notice 2005-1, Q&A 4(d) and Prop. Treas. Reg. § 1.409A-1(b) (5)(i)(A) exempting such options from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

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4.4           Fringe Benefits. Executive shall be entitled to participate in all bonus and benefit programs that the Company establishes and makes available to its executives and/or employees from time to time, including, but not limited to, health care plans, dental care plans, supplemental retirement plans, life insurance plans, disability insurance plans and incentive compensation plans, to the extent that Executive is eligible under, and subject to the terms and conditions of, the applicable plan documents governing such programs. The Company shall pay 100% of the premium cost for health insurance coverage for Executive and his spouse and other dependents, if any. The Company shall pay the premium for term life insurance for Executive in the premium amount of $10,000 for which Executive may designate one or more beneficiaries of his choice. The Company shall also purchase short-term and long-term disability policies ensuring at least sixty percent (60%) of Executive’s base salary. Executive shall be eligible to accrue up to four (4) weeks of paid vacation each calendar year (to be taken at such times and in such number of days as Executive shall determine and in a manner so as not to impair or otherwise interfere with Executive’s ability to perform his duties and responsibilities hereunder) and shall be entitled to paid sick days as needed due to illness or other incapacity and to paid holidays in accordance with the Company’s policies for its senior executives as in effect from time to time. At the end of each calendar year, all accrued and unused vacation shall be carried over to the following year.

4.5           Reimbursement of Expenses. The Company shall reimburse Executive for reasonable travel (Business Class for travel to or from locations outside of North America, and for travel involving scheduled flight time of more than four (4) hours), entertainment and other expenses incurred or paid by him in connection with, or related to the performance of his duties, responsibilities or services under this Agreement, upon presentation by Executive of documentation, expense statements, vouchers and/or such other supporting information as the Company may request.

4.6           Withholdings. Payments made under this Section 4 shall be subject to applicable federal, state and local taxes and withholdings.

5.    Termination of Employment Period. The Agreement Term shall terminate upon the occurrence of any of the following:

5.1           Expiration of the Agreement Term. This Agreement shall expire at the end of the Agreement Term; provided, that notice is given in accordance with Section 1 of this Agreement.

5.2           Termination by the Company for Cause. At the election of the Company, for Cause (as defined below), immediately following written notice by the Company to Executive, which notice shall identify in reasonable detail the Cause upon which termination is based. For the purposes of this Agreement, “Cause” for termination shall be deemed to exist upon:

(a)          a good faith finding by a majority of the members of the Board (excluding Executive from the determination of the majority) that (i) Executive has engaged in dishonesty, willful misconduct or gross negligence, or (ii) Executive has materially breached this Agreement, and, in either case (i) or (ii), Executive has failed to cure such conduct or breach within thirty (30) days after his receipt of written notice from the Company stating in reasonable specificity the nature of such conduct or breach.

(b)          Executive’s conviction or entry of nolo contendere to any crime involving moral turpitude, fraud or embezzlement, or any felony.

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5.3           Termination By Executive for Good Reason. At the election of Executive, for Good Reason (as defined below), upon not less than thirty (30) days’ prior written notice to the Company, which notice shall identify the Good Reason upon which termination is based. For purposes of this Agreement, “Good Reason” means the occurrence, without Executive’s written consent, of any of the events or circumstances set forth in clauses (a) through (d) below which relate to the duties or responsibilities of Executive. In addition, notwithstanding the occurrence of any of events enumerated in clause (a) through (d), such occurrence shall not be deemed to constitute Good Reason if, within thirty (30) days after the Company’s receipt of written notice from Executive of the occurrence or existence of an event or circumstance enumerated in clause (a) through (d), such event or circumstance has been fully corrected by the Company.

(a)          the assignment to Executive of duties inconsistent in any material respect with Executive’s position as Chief Executive Officer (including status, offices, titles, authority, responsibilities and reporting requirements) or any other action or omission by the Company which results in a material diminution in Executive’s position, status, offices, titles, authority, responsibilities or reporting requirements;

(b)          a change by the Company in the location at which Executive performs his principal duties for the Company to a different location that is (i) outside a radius of fifty (50) miles from Executive’s principal residence immediately prior to the date on which such change occurs, or (ii) more than fifty (50) miles from the location at which Executive performed his principal duties for the Company immediately prior to the date on which such change occurs; or

(c)          any material breach by the Company of this Agreement.

5.4           Death or Disability. Immediately upon Executive’s death or upon disability. As used in this Agreement, the determination of “disability” shall occur when Executive, due to a physical or mental disability, for a period of 90 consecutive days, or 180 days in the aggregate whether or not consecutive, during any 360-day period, is unable to perform the services contemplated under this Agreement. A determination of disability shall be made by a physician satisfactory to both Executive and the Company; provided, that, if Executive and the Company do not agree on a physician, Executive and the Company shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties.

5.5           Termination by Executive Without Good Reason or Termination by the Company Without Cause. At the election of Executive without Good Reason or by the Company without Cause, upon not less than ninety (90) days’ prior written notice to the other party.

6.    Effect of Termination.

6.1           Payments Upon Termination for Any Reason. In the event Executive’s employment is terminated pursuant to Section 5, the Company shall pay to Executive (or his estate or legal representative, if applicable), as soon as is reasonably practicable following Executive’s last day of employment with the Company, (a) the compensation and benefits under Sections 4.1, 4.4 and 4.5 that are accrued and unpaid through the last day of actual employment (including, without limitation, an amount equal to all accrued and untaken vacation pay and unreimbursed expenses), and (b) an amount equal to the prorated portion of the bonus, if any, which would (but for such termination) have been payable to Executive pursuant to Section 4.2 above (such proration to be calculated based on the actual number of days of the applicable fiscal year during which Executive provided services under this Agreement). Subject to Section 6.5, in the event of termination of Executive’s employment by Executive by reason of non-renewal of the Agreement Term pursuant to Sections 1 and 5.1, by the Company for Cause pursuant to Section 5.2, by reason of Executive’s death pursuant to Section 5.4, or by Executive without Good Reason pursuant to Section 5.5, Executive shall not receive any compensation or benefits other than as expressly stated in this Section 6.1 and as otherwise required by law.

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6.2           Termination by the Company Without Cause, by the Company by Reason of Non-Renewal of Agreement Term, or by Executive for Good Reason. Subject to Section 6.3 below, in addition to the payments and provisions under Section 6.1, in the event of termination of Executive’s employment by the Company by reason of non-renewal of the Agreement Term pursuant to Sections 1 and 5.1, by Executive for Good Reason pursuant to Section 5.3, or by the Company without Cause pursuant to Section 5.5, provided that Executive executes a severance agreement and release of claims in a form reasonably satisfactory to the Company (the “Severance Agreement”) and allows it to become binding, the Company shall provide Executive with the following:

(a)           twelve (12) months of Executive’s base salary in effect at the time of termination of employment, payable in a lump sum payment no later than thirty (30) calendar days following the date on which the Company receives an executed Severance Agreement from Executive or the date on which the Severance Agreement becomes binding on Executive, whichever occurs later (such date, the “Payment Date”); and

(b)          in lieu of, and not in addition to the payment required pursuant to Section 6.1(b), a lump sum payment equal to the mean bonus amount earned by Executive during the prior three years (or if Executive has been eligible to earn bonuses under Section 4.2 hereof for fewer than three years, then the mean of such fewer number of years), such payment to be made no later than the Payment Date; and

(c)          the Company will, for a period of twelve (12) months following Executive’s termination from employment, continue Executive’s participation in the Company’s group health plan and shall pay that portion of the premiums that the Company paid on behalf of Executive during Executive’s employment, provided, however, that if the Company’s health insurance plan does not permit such continued participation in such plan after Executive’s termination of employment, then the Company shall pay the costs of COBRA continuation coverage on Executive’s behalf for such 12-month period; and provided, further, that if Executive becomes employed with another employer during the period in which continued health insurance is being provided pursuant to this Section, the Company shall not be required to continue such health benefits, or if applicable, to pay the costs of COBRA, if Executive becomes covered under a health insurance plan of the new employer. (For purposes of this Section 6.2(c), the term “Executive” shall include, to the extent applicable, Executive’s spouse and any of his dependents covered under the Company’s group health plan prior to his termination of employment.)

6.3           Termination in the Event of a Change in Control.

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(a)          In addition to the payments and provisions under Section 6.1 but in lieu of, and not in addition to, the payments required pursuant to Section 6.2 above and 6.5 below, in the event Executive’s employment with the Company is terminated by the Company by reason of non-renewal of the Agreement Term pursuant to Sections 1 and 5.1, by Executive for Good Reason pursuant to Section 5.3, or by the Company without Cause pursuant to Section 5.5, in any such case, within three (3) months before or twelve (12) months following a Change in Control (as defined below), provided that Executive (or his legal representative, if applicable) executes a Severance Agreement and allows it to become binding, Executive shall be entitled to the following:

(i)          a lump sum cash amount equal to twenty four (24) months of the Executive’s base salary in effect at the time of Executive’s termination, such payment to be made no later than thirty (30) calendar days following the Payment Date;

(ii)         in lieu of, and not in addition to the payment required pursuant to Section 6.1(b), a lump sum payment equal to two times the mean bonus amount earned by Executive during the prior three years (or if Executive has been eligible to earn bonuses under Section 4.2 hereof for fewer than three years, than two times the mean of such fewer number of years), such payment to be made no later than the Payment Date; and

(iii)        for up to twenty-four (24) (if such plan permits), but not less than eighteen (18), months after Executive’s date of termination, the Company shall continue Executive participation in the Company’s group health plan and shall pay that portion of the premiums that the Company paid on behalf of Executive during Executive’s employment; provided, however, that if the Company’s health insurance plan does not permit Executive’s continued participation in such plan after his termination of employment, then the Company shall pay the costs of COBRA continuation coverage on Executive’s behalf for so long as COBRA continuation coverage is available, up to twenty-four (24) months but not less than eighteen (18) months; and provided, further, that if Executive becomes employed with another employer during the period in which continued health insurance is being provided pursuant to this Section, the Company shall not be required to continue such health benefits, or if applicable, to pay the costs of COBRA, if Executive becomes covered under a health insurance plan of the new employer. (For purposes of this Section 6.3(a)(iii), the term “Executive” shall include, to the extent applicable, Executive’s spouse and any of his dependents covered under the Company’s group health plan prior to his termination of employment.)

(b)          As used herein, “Change in Control” shall occur or be deemed to occur if any of the following events occur:

(i)          any sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all of the assets of the Company; or

(ii)         any consolidation or merger of the Company (including, without limitation, a triangular merger) where the shareholders of the Company immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own, directly or indirectly, shares representing in the aggregate more than fifty percent (50%) of the combined voting power of all the outstanding securities of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any); or

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(iii)        a third person, including a “person” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (but other than (x) the Company, (y) any employee benefit plan of the Company, or (z) investors purchasing equity securities of the Company pursuant to a financing or a series of financings approved by the Board of Directors of the Company) becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, of Controlling Securities (as defined below). “Controlling Securities” shall mean securities representing 25% or more of the total number of votes that may be cast for the election of the directors of the Company.

6.4           Effect of Termination on Stock Options and Other Equity Compensation.

(a)          In the event of Executive’s termination by Executive by reason of non-renewal of the Agreement Term pursuant to Sections 1 and 5.1, by the Company for Cause pursuant to Section 5.2, or by Executive without Good Reason pursuant to Section 5.5, all unvested stock and stock options (including the Option) granted to Executive before and after the date of this Agreement shall be immediately forfeited upon the effective date of such termination of employment or as otherwise provided in the option agreement; provided, that, Executive shall have three (3) years from the date of termination to exercise all vested options (including the Option) granted after the date of this Agreement, subject to Section 4.3(b) hereof, provided that Executive executes a Severance Agreement and allows it to become binding.

(b)          In the event of Executive’s termination by the Company by reason of non-renewal of the Agreement Term pursuant to Sections 1 and 5.1, by Executive for Good Reason pursuant to Section 5.3, by reason of Executive’s death or disability pursuant to Section 5.4, or by the Company without Cause pursuant to Section 5.5, and provided that Executive (or his legal representative, if applicable) executes a Severance Agreement and allows it to become binding, all unvested stock and stock options (including the Option) granted by the Company to the Executive after the date of this Agreement shall immediately vest as of the effective date of Executive’s termination and Executive (or his estate or legal representative, if applicable) shall have three (3) years to exercise all such stock options (including the Option), subject to Section 4.3(b) hereof.

6.5           Termination Due To Disability. Subject to Section 6.3 above, in addition to the payments and provisions under Section 6.1, in the event of Executive’s termination by reason of Executive’s disability pursuant to Section 5.4, provided that Executive or his legal representative, as appropriate, executes a Severance Agreement and allows it to become binding, the Company shall provide Executive with the following:

(a)          twelve (12) months of Executive’s base salary in effect at the time of termination of employment, payable in a lump sum payment no later than thirty (30) calendar days following the Payment Date, provided, however, that the Company shall have no obligation to make the payments set forth in this Section 6.5(a) if, at the time of Executive’s termination, he is eligible to participate in Company-sponsored short-term and long-term disability plan(s) which provides for benefits in the minimum amount of 60% of Executive’s base salary; and

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(b)          the Company will, for a period of twelve (12) months following Executive’s termination from employment, continue Executive’s participation in the Company’s group health plan and shall pay that portion of the premiums that the Company paid on behalf of Executive during Executive’s employment, provided, however, that if the Company’s health insurance plan does not permit such continued participation in such plan after Executive’s termination of employment, then the Company shall pay the costs of COBRA continuation coverage on Executive’s behalf for such 12-month period; and provided, further, that if Executive becomes employed with another employer during the period in which continued health insurance is being provided pursuant to this Section, the Company shall not be required to continue such health benefits, or if applicable, to pay the costs of COBRA, if Executive becomes covered under a health insurance plan of the new employer. (For purposes of this Section 6.5(b), the term “Executive” shall include, to the extent applicable, Executive’s spouse and any of his dependents covered under the Company’s group health plan prior to his termination of employment.)

6.6           Limitation on Benefits.

(a)          It is the intention of Executive and the Company that no payments made or benefits provided by the Company to or for the benefit of Executive under this Agreement or any other agreement or plan pursuant to which Executive is entitled to receive payments or benefits shall be non-deductible to the Company by reason of the operation of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), relating to golden parachute payments.

(b)          The foregoing notwithstanding, upon the written election of Executive, in his sole discretion, (i) the timing of payments and benefits payable under this Section 6 shall be revised, and/or (ii) the total of the payments and benefits payable under this Section 6 shall be reduced (as determined by Executive) if and to the extent the payment of such amounts and/or benefits would cause Executive’s total termination benefits (as determined by Executive’s tax advisor) to constitute an “excess” parachute payment under Section 280G of the Code that would subject Executive to an excise tax under Section 4999(a) of the Code (the “Excise Tax”), with such reductions or revisions being for the purpose of providing Executive the maximum after tax payment. The Company makes no representations or warranty and shall have no liability to Executive or any other person if Executive's determinations do not reduce or eliminate the Excise Tax, and the Company reserves the right to withhold if and when required under Section 4999(c)(1) of the Code.

6.7           Withholdings. Payments made under this Section 6 shall be subject to applicable federal, state and local taxes and withholdings.

6.8           No Mitigation. Executive shall not be required to mitigate the amount of any payment provided for under this Section 6 by seeking other employment or otherwise and no payment shall be offset or reduced by the amount of any compensation or benefits provided to Executive in any subsequent employment. The Company’s obligation to make the payments provided for in this Section 6 and otherwise perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against Executive or others.

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7.    Notices. All notices, requests, consents and other communications hereunder will be in writing, will be addressed, if to the Company, at its principal corporate offices, and if to Executive, at his address set forth on the signature page hereto, or in either case, such other address as a party may designate by notice hereunder, and will be either (i) delivered by hand, (ii) sent by overnight courier, or (iii) sent by registered or certified mail, return receipt requested, postage prepaid. All notices, requests, consents and other communications hereunder will be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iii) if sent by registered or certified mail, on the fifth business day following the day such mailing is made.

8.    Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral relating to the subject matter of this Agreement with the exception of agreements in respect of Executive’s ownership of common stock of the Company or options to acquire common stock of the Company, the Non-Competition and Non-Solicitation Agreement, dated as of June 20, 2006, by and between the Company and Executive, and any indemnification agreements signed by the parties hereto.

9.    Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and Executive.

10.  Governing Law; Consent to Jurisdiction. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of New York without regard to conflict of law principles. Any action, suit or other legal proceeding arising under or relating to any provision of this Agreement shall be commenced only in a court of the State of New York (or, if appropriate, a federal court located within the State of New York), and the Company and the Employee each consents to the jurisdiction of such a court. The Company and the Employee each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement

11.  Legal Expenses. Executive shall be reimbursed by the Company for his reasonable and documented legal expenses up to a maximum of $25,000, in connection with the preparation and negotiation of this Agreement.

12.  Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to the Company’s assets or business, provided, however, that the obligations of Executive are personal and shall not be assigned by him.

13.  Miscellaneous.

13.1         No Waiver. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

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13.2         Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

13.3         Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

13.4         Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be delivered by facsimile, and facsimile signatures shall be treated as original signatures for all applicable purposes.

13.5         Blue Penciling. To the extent that any provision herein contravenes the requirements of Code Section 409A or the regulations thereunder (when issued) it should be appropriately modified so Executive is not subject to the adverse effects of such Code Section 409A.

13.6         Section 409A. All payments hereunder (other than reimbursement of expenses) shall be subject to any and all applicable statutory deductions. Employee acknowledges and agrees that the Company may revise the timing of payments in this Agreement to the extent necessary to comply with Section 409A of the Code (although the parties agree that the provisions of this Agreement are not intended to be deferred compensation subject to such section). In any event, Company makes no representations or warranty and shall have no liability to Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Code Section 409A but not to satisfy the conditions of that section.

{Remainder of page left intentionally blank. Signature page(s) to follow.}

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

INTERCEPT PHARMACEUTICALS, INC.

By:	/s/ Jim Mervis
	Name:	Jim Mervis
	Title:	Chairman of the Board of Directors

/s/ Mark Pruzanski
Mark Pruzanski

Addresses for Notice Purposes:

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